CONSENT OF INDEPENDENT AUDITORS

US Data Authority, Inc.
(Formerly Sunvest Resorts, Inc.)
Boca Raton, Florida


We consent to the incorporation by reference in the Registration Statement of U.S. DATA AUTHORITY, INC. on Form S-8 to be filed on or about September 5, 2001 of our report April 20, 2001 dated on the consolidated financial statements of U.S. DATA AUTHORITY, INC. which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of U.S. DATA AUTHORITY, INC. for the year ended December 31, 2000

/s/ Hixon, Marin, Powell & DeSanctis, P.A.

North Miami Beach, Florida






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